Citi Premium Liquid Reserves
On November 29, 2005, a Special Meeting of Shareholders was held for the following purposes:
1) to approve a new management agreement and 2) to elect
Trustees. The following
table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of
Shareholders.
1. Approval of New Management Agreement

  New Management Agreement

				Voted
	Voted For		Against		Abstentions
 	185,181,493.530		2,781,845.420 	62,975,015.800

2. Election of Trustee Nominees1
Nominees: 			Votes For 		Votes Against
Elliott J. Berv 		370,978,477.800		66,709,312.820
Donald M. Carlton 		370,978,477.800 	66,709,312.820
A. Benton Cocanougher 		370,978,477.800 	66,709,312.820
Mark T. Finn 			370,978,477.800 	66,709,312.820
Stephen Randolph Gross 		370,978,477.800 	66,709,312.820
Diana R. Harrington 		370,978,477.800 	66,709,312.820
Susan B. Kerley 		370,978,477.800		66,709,312.820
Alan G. Merten 			370,978,477.800 	66,709,312.820
R. Richardson Pettit 		370,978,477.800 	66,709,312.820
R. Jay Gerken 			370,978,477.800 	66,709,312.820
1 Trustees are elected by the shareholders of all of the series of the Trust including the Fund.